Exhibit 4.03

CUSIP NO. 52517PP70
ISIN NO. US52517PP709

REGISTERED	PRINCIPAL AMOUNT: $3,000,000
No. R-1

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTE, SERIES I

DOUBLE CONDITIONAL RANGE NOTE
DUE JUNE 27, 2007

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM (A “CERTIFICATED NOTE”), THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & Co., or registered assigns, on the Maturity Date, an amount equal to the Redemption Amount.

The “Maturity Date” is June 27, 2007, or if such day is not a Business Day, on the next following Business Day.

The “Redemption Amount” is the amount equal to the sum of the principal amount of the Notes plus the Additional Amount, if any.

The “Additional Amount” is a single U.S. Dollar payment calculated by the Calculation Agent equal to the principal amount of the Notes multiplied by:

(A) 7.5%, if, at all times during the Observation Period, both (a) the Continuously Observed EUR Rate has traded strictly within the EUR Reference Range and (b) the Continuously Observed MXN Rate has traded strictly within the MXN Reference Range; or

(B) 0%, if, at any time during the Observation Period, either (a) the Continuously Observed EUR Rate trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or the EUR Range Upper Boundary) or (b) the Continuously Observed MXN Rate trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or the MXN Range Upper Boundary).

The “Start Date” is December 20, 2006.

The “End Date” is June 20, 2007.

The “Observation Period” is the period from and including 10:00 am EST on the Start Date to but excluding 10:00 am EST on the End Date.

The “Reference Currencies” are the Euro (EUR) and the Mexican Peso (MXN).

The “EUR Reference Exchange Rate” is the spot exchange rate for the Euro quoted against the U.S. Dollar expressed as the number of U.S. Dollars per one Euro.

The “Continuously Observed EUR Rate” is, at any time on any day during the Observation Period, the most recent traded EUR Reference Exchange Rate observed on the continuous trading EBS (Electronic Broking Service) Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event).

The “EUR Reference Range” is the range from (but excluding) the EUR Range Lower Boundary to (but excluding) the EUR Range Upper Boundary.

The “EUR Range Lower Boundary” is 1.2450, equal to the EUR Initial Fixing minus 0.0750.

The “EUR Range Upper Boundary” is 1.3950, equal to the Range Initial Fixing plus 0.0750.

The “EUR Initial Fixing” is 1.3200, which is the EUR Reference Exchange Rate observed by on the Start Date in accordance with the Settlement Rate Option.

The “MXN Reference Exchange Rate” is the spot exchange rate for the Mexican Peso quoted against the U.S. Dollar expressed as the number of Mexican Pesos per one U.S. Dollar.

The “Continuously Observed MXN Rate” is, at any time on any day during the Observation Period, the most recent traded MXN Reference Exchange Rate observed on the continuous trading Reuters DealingLink Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event).

The “MXN Reference Range” is the range from (but excluding) the MXN Range Lower Boundary to (but excluding) the MXN Range Upper Boundary.

The “MXN Range Lower Boundary” is 10.2502, equal to the MXN Initial Fixing minus 0.5500.

The “MXN Range Upper Boundary” is 11.3002, equal to the MXN Initial Fixing plus 0.5000.

The “MXN Initial Fixing” is 10.8002, which is the MXN Reference Exchange Rate observed by on the Start Date in accordance with the Settlement Rate Option.

If a Disruption Event occurs with respect to a Reference Currency on any day during the Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date and (b) the time on any day at which either the Continuously Observed EUR Rate first trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or EUR Range Upper Boundary) or the Continuously Observed MXN Rate first trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or MXN Range Upper Boundary), and for so long as such Disruption Event is continuing, the Continuously Observed EUR Rate or Continuously Observed MXN Rate, as applicable, for the affected Reference Currency for each such day will be a single EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, determined by the Calculation Agent in accordance with the Fallback Rate Observation Methodology.

A “Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)          the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the conversion of either of the Reference Currencies into U.S. Dollars through customary legal channels; or

(B)           the occurrence of any event causing either the EUR Reference Exchange Rate or the MXN Reference Exchange Rate to be split into dual or multiple currency exchange rates.

If a Continuous Observation Unavailability Event occurs with respect to a Reference Currency on any day during the Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date and (b) the time on any day at which the Continuously Observed EUR Rate first trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or EUR Range Upper Boundary) or the Continuously Observed MXN Rate first trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or MXN Range Upper Boundary), and for so long as such Continuous Observation Unavailability Event is continuing, the Continuously Observed EUR Rate or the Continuously Observed MXN Rate, as applicable, for the affected Reference Currency for each such day will be a single daily EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, determined by the Calculation Agent in accordance with the Settlement Rate Option on that day (subject to the occurrence of a Settlement Rate Option Unavailability Event).

A “Continuous Observation Unavailability Event” means, as determined in good faith by the Calculation Agent, (a) with respect to EUR, the Continuously Observed EUR Rate being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Continuously Observed EUR Rate, on the EBS Spot Dealing System; and (b) with respect to MXN, the Continuously Observed MXN Rate being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Continuously Observed MXN Rate, on the Reuters DealingLink Spot Dealing System.

If a Settlement Rate Option Unavailability Event is in effect on any day during the Observation Period on which the EUR Reference Exchange Rate or MXN Reference Exchange Rate is to be observed in accordance with the Settlement Rate Option pursuant to a Continuous Observation Unavailability Event, as described above, the Calculation Agent will determine the EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, in accordance with the Fallback Rate Observation Methodology.

A “Settlement Rate Option Unavailability Event” means, as determined in good faith by the Calculation Agent, the EUR Reference Exchange Rate or the MXN Reference Exchange Rate, as applicable, being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the EUR Reference Exchange Rate or the MXN Reference Exchange Rate, as applicable, in accordance with the Settlement Rate Option on such day.

A “Valuation Business Day,” with respect to the Euro, means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in New York.  A Valuation Business Day, with respect to the Mexican Peso, means a business day (including for dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in Mexico City, Mexico.

The “Settlement Rate Option” for the EUR Reference Exchange Rate is the U.S. Dollar/Euro official fixing rate, expressed as the amount of U.S. Dollars per one Euro, for settlement in two business days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “EUR” at approximately 10:00 a.m. New York time, on the Start Date or such other relevant date.

The “Settlement Rate Option” for the MXN Reference Exchange Rate is the Mexican Peso/U.S. Dollar official fixing rate, expressed as the amount of Mexican Pesos per one U.S. Dollar, for settlement in two business days reported by Banco de Mexico which appears on Reuters Screen MEX01 Page under the heading “USDMXNFIX=“ at the close of business in Mexico City on the Start Date or such other relevant date.

The “Fallback Rate Observation Methodology” means that the Reference Exchange Rate, Settlement Rate or other rate, as specified in the applicable pricing supplement, in respect of a reference currency will equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”) on the relevant Valuation Date or such other date specified in the applicable pricing supplement. If the Noon Buying Rate is not announced on that date, the Reference Exchange Rate, Settlement Rate or other rate for such Reference Currency will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the Valuation Business Day next succeeding the Valuation Date or such other date specified in the applicable pricing supplement, for the purchase or sale for deposits in the Reference Currency by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the Reference Exchange Rate, Settlement Rate or other rate, as applicable, will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two Reference Banks (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the Reference Currency. If these spot quotations are available from only one Reference Bank, then the Calculation Agent, in its sole discretion, will determine whether that quotation is reasonable to be used. If no spot quotation is available, then the Reference Exchange Rate, Settlement Rate or other rate, as applicable, for such Reference Currency will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

A “Business Day”, notwithstanding any provision in the Indenture, is any day that is not is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

The “Calculation Agent” means Lehman Brothers Inc.

Except as provided below, the Additional Amount, if any, may, at the option of the Company, be made by check mailed to the person entitled thereto at such person’s address as it appears on the registry books of the Company.

Payment of any Additional Amount will be made in immediately available funds in accordance with the normal procedures of the Trustee (or any duly appointed Paying Agent).

The Company will pay any administrative costs imposed by banks in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

References herein to “U.S. dollars” or “U.S.$” or “$” or “USD” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated:  December 27, 2006

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
Name: Andrew M.W. Yeung
Title: Vice President

Attest:
Name: Jin Lee
Title: Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
   as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
DOUBLE CONDITIONAL RANGE NOTE
DUE JUNE 27, 2007

Section 1.  General.  This Note is one of a duly authorized series of Notes of the Company designated as the Medium-Term Notes, Series I, Double Conditional Range Note (herein called the “Notes”).  The Notes are one of an indefinite number of series of debt securities of the Company (collectively, the “Securities”) issued or issuable under and pursuant to an indenture dated as of September 1, 1987, as amended and supplemented (the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities.  The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions or repurchase rights (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.

Section 2.  Principal Amount for Indenture Purposes.  For the purpose of determining whether Holders of the requisite amount of Notes of this series outstanding under the Indenture have made a demand, given a notice or waiver or taken any other action, the principal amount of this Note will be deemed to be the principal amount of this Note then outstanding.

Section 3.  Modification and Waivers.  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of each series of the Securities at the time Outstanding to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the Additional Amount or the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or reduce any premium or other amount payable on redemption, or make the Additional Amount or the principal amount thereof, premium or other amount payable, if any, or interest thereon payable in any coin or currency other than that herein above provided, without the consent of the Holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series

Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, on the Additional Amount or the principal amount, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes of this series which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes of this series.

Section 4.  Obligations Unconditional.  No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Additional Amount or the principal amount on this Note at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

Section 5.  Defeasance.  The Indenture contains provisions for the discharge of the Indenture and defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Section 6.  Authorized Form and Denominations.  The Notes of this series are issuable in registered form, without coupons.  Each Note will be issued initially as either a Global Security or a Certificated Note, at the option of the Company, in denominations of $1,000 or whole multiples of $1,000, either at the office or agency to be designated and maintained by the Company for such purpose in the Borough of Manhattan, New York City, pursuant to the provisions of the Indenture or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any tax or other governmental charges imposed in connection therewith.  Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, except that Global Securities will not be exchangeable for Certificated Notes of this series.

Section 7.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer, at the Corporate Trust Office or agency in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar requiring such written instrument of transfer duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository shall no longer be eligible under the Indenture, the Company shall appoint a successor Depository.  If a successor Depository for the Notes of this series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will issue, and the Trustee will authenticate and deliver, Notes of this series in definitive form in an aggregate principal amount equal to the principal amount of this Note.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.

Section 8.  Events of Default.  If an Event of Default with respect to Notes of this series shall occur and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the principal amount plus the Additional Amount (if any) deemed to have accrued for the period from and including the Start Date to but excluding the date of early repayment calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.  If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a note will be capped at the principal amount plus the Additional Amount (if any) deemed to have accrued for the period from and including the Start Date to but excluding the date of early repayment calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

Section 9.  No Recourse Against Certain Persons.  No recourse for the payment of the Additional Amount or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any Indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Section 10.  Defined Terms.  All terms used but not defined in this Note are used herein as defined in the Indenture.

Section 11.  GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.